UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	March 15, 2002

TICKETS.COM, INC

(Exact name of registrant as specified in its charter)

Delaware	000-27893	06-1424841

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Anton Boulevard, 11th Floor, Costa Mesa, California		92626

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	(714) 327-5400

Not Applicable (Former name or former address, if changed since last report)

Item 1. Change of Control.
Item 5. Other Events.
Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.
SIGNATURES
EXHIBIT 3.1
EXHIBIT 10.1
EXHIBIT 99.1
EXHIBIT 99.2

Item 1. Change of Control.

         On March 15, 2002, Tickets.com, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) by and among the Company and General Atlantic Partners 74, L.P., GAP Coinvestment Partners II, L.P., and GapStar, LLC (collectively, the “Investors”). Pursuant to the Purchase Agreement, the Company will sell an aggregate of 8,474,576 shares of its Series G Senior Cumulative Redeemable Convertible Participating Preferred Stock (the “Series G Preferred Stock”) and warrants (the “Warrants”) to purchase 1,800,000 shares of its common stock (the “Common Stock”), at an exercise price of $2.36 per share, to the Investors for an aggregate purchase price of $20,000,000 (the “Purchase Price”). The Investors will pay the Purchase Price in cash. The Investors have advised the Company that the Purchase Price will be paid out of the Investors’ internally available funds. The closing of the purchase of the Series G Preferred Stock and the Warrants will occur on March 25, 2002 (the “Closing”). The three entities comprising Investors are controlled by General Atlantic Partners, LLC (“GAP LLC”), a private equity investment firm.

         The Investors currently own approximately 33% of the outstanding voting power of the Company. As a result of the sale of the Series G Preferred Stock, the Investors will own approximately 62% of the outstanding voting power of the Company. Additionally, the Warrants will be exercisable by the Investors at any time by delivery to the Company of a duly executed exercise form, as attached to the Warrants, and payment of the exercise price as set forth in the Warrants. Upon exercise of the Warrants, the Investors will own approximately 65% of the outstanding voting power of the Company.

         Currently the Company’s board of directors (the “Board”) consists of seven members. Of the seven members, three are designated by holders of the Company’s Series F Preferred Stock (the “Series F Directors”) and the remaining four are elected by all outstanding voting stock of the Company, voting as a single class. The Investors own a majority of the issued and outstanding Series F Preferred Stock of the Company and therefore, have the ability to designate the Series F Directors. After the transaction contemplated by the Purchase Agreement, the Board will consist of nine members. Of the nine members, three will continue to be designated by holders of the Company’s Series F Preferred Stock and two will be designated by holders of the Series G Preferred Stock (the “Series G Directors”). Because GAP LLC holds a majority of the outstanding shares of the Series F Preferred Stock and will hold all of the outstanding shares of the Series G Preferred Stock, GAP LLC will control the designation of the Series F Directors and the Series G Directors. The Series F Directors and Series G Directors will constitute a majority of the Board. The remaining four directors will be elected by all outstanding voting stock of the Company, voting as a single class.

         As a result of the sale of the Series G Preferred Stock, the Conversion Price (as such term is defined in the Certificate of the Powers, Designations, Preferences and Rights of the Series F Senior Cumulative Redeemable Preferred Stock) of the Series F Preferred Stock will be adjusted to equal $2.36.

         The following is a summary of the terms of the Series G Preferred Stock:

         Rank. The Series G Preferred Stock ranks senior to the Common Stock, all other classes of preferred stock (including the Series F Preferred Stock) and each other class or series of capital stock of the Company hereafter created that does not expressly rank pari passu with or senior to the Series G Preferred Stock with respect to dividends, distributions, rights upon liquidation and certain payments in connection with major corporate transactions.

         Dividend Rights. If the Company pays dividends on the Common Stock, then the holders of the Series G Preferred Stock (the “Series G Preferred Holders”) shall be entitled to share in such dividends on a pro rata basis as if their shares of Series G Preferred Stock had been converted into Common Stock. In addition, the Series G Preferred Holders shall be paid cumulative dividends at an annual rate of (i) nine percent per annum of the Accreted Value (as defined below), over (ii) any cash dividends paid to the Series G Preferred Holders in accordance with the immediately preceding sentence. Such dividends shall accrue and compound quarterly (the “Compounding Date”) whether or not declared by the Board, and shall be added to the Accreted Value on each such quarterly date. “Accreted Value” means, with respect to each share of Series G Preferred Stock, $2.36 plus the amount of any dividends which have accrued, compounded and been added thereto.

         Conversion Rights. Each share of Series G Preferred Stock will be convertible at the option of the Series G Preferred Holders into shares of Common Stock at the conversion ratio equal to (i) the Accreted Value plus all dividends accrued since the previous Compounding Date divided by (ii) $2.36, subject to adjustment as provided under the antidilution adjustments described below (the “Conversion Price”). In addition, in the event of a conversion after March 25, 2004, the Series G Preferred Holders shall be entitled to receive an additional amount equal to the Liquidation Payment (as defined below) for each shares of Series G Preferred Stock converted (with respect to a maximum of 2,824,858 shares and 5,649,717 shares converted prior to March 25, 2005 and March 25, 2006, respectively), payable at the election of a majority of the Series G Preferred Holders in either cash or shares of Common Stock.

         Redemption Rights. On March 25, 2007, all of the shares of Series G Preferred Stock will automatically be redeemed by the Company in cash, at a redemption price per share equal to the greater of (i) the Liquidation Payment calculated on such date or (ii) the average trading price of one share of Common Stock on each of the twenty consecutive trading days ending on and including the trading day prior to such date.

         Liquidation Rights. In the event of a merger, consolidation or sale of voting stock or assets of the Company (a “Sale Transaction”) or the liquidation, dissolution or winding up of the Company (a “Liquidation”), each Series G Preferred Holder will be entitled (i) to be paid for each share of Series G Preferred Stock an amount equal to the product of the Participation Factor (as hereinafter defined) times the sum of the Accreted Value of such share of Series G Preferred Stock at the time of such event plus all dividends accrued since the previous Compounding Date (such product, the “Liquidation Payment”), and (ii) to receive the number of shares of Common Stock to which such share of Series G Preferred Stock is convertible upon the closing of such event. “Participation Factor” means two, but shall be reduced from two to one in the case of a Sale Transaction if the Participation Reduction Amount (as hereinafter defined) equals an amount that is greater than the product of (x) two multiplied by (y) the Conversion Price. “Participation Reduction Amount” means a fraction, (A) the numerator of which is the excess of (x) the aggregate value of the consideration paid to the holders of the Company’s capital stock in such Sale Transaction minus (y) the aggregate Accreted Value of the shares of Series G Preferred Stock on the closing date of such Sale Transaction plus all dividends accrued since the previous Compounding Date minus (z) the amount of the aggregate Participation Payment (as defined in Section 4(a) of the Certificate of the Powers, Designations, Preferences and Rights of the Series F Preferred Stock) payable to the holders of the shares of Series F Preferred Stock in the event of a Sale Transaction (for purposes of this clause (z), assuming there is sufficient aggregate consideration in such Sale Transaction to pay such amount in full to the holders of the Series F Preferred Stock) and (B) the denominator of which is the aggregate number of outstanding shares of Common Stock assuming the conversion of the shares of the Series G Preferred Stock, the shares of Series F Preferred Stock and all other securities convertible into shares of Common Stock immediately prior to the closing date of such Sale Transaction.

         Voting Rights. The holders of the Series G Preferred Stock have the right to vote, on an as converted basis, on all matters that require a vote of the holders of Common Stock. In addition, the following actions require the approval of the holders of a majority of the outstanding Series G Preferred Stock: (i) any modification or amendment to the Company’s Certificate of Incorporation or Bylaws that would affect the rights, preferences, powers and privileges of the Series G Preferred Stock; (ii) the issuance or authorization of any additional capital stock of the Company or option to acquire shares of capital stock; (iii) the redemption for cash of any capital stock of the Company that is junior to, or on parity with, the Series G Preferred Stock; (iv) the declaration or payment of any dividends or other distributions on any capital stock of the Company that is junior to, or on parity with, the Series G Preferred Stock; (v) a Liquidation or any Sale Transaction; (vi) any action resulting in a deemed dividend under section 305 of the Internal Revenue Code; (vii) the assumption or issuance of debt in excess of $3,000,000; (ix) capital expenditures in excess of $1,500,000 individually or $4,000,000 in the aggregate in any twelve-month period, or $1,000,000 not included in the annual operating budget; (x) any change in the material accounting methods or policies of the Company; and (xi) any modification in the number of directors constituting the Board. As long as the Investors and/or any of their affiliates own at least a majority of the outstanding shares of Series G Preferred Stock, the Series G Preferred Holders, voting as a separate class, have the right to elect two directors of the Company’s Board.

         Antidilution Adjustments. The holders of the Series G Preferred Stock are entitled to customary antidilution rights including, adjustments for stock splits, stock dividends and other structural changes. In addition, if the Company issues Common Stock (or securities convertible into or exchangeable for Common Stock) at a price per share (“New Issue Price”) less than the Conversion Price then in effect, the Conversion Price shall be adjusted to equal the New Issue Price.

         Registration Rights. Under the Amended and Restated Registration Rights Agreement, to be entered into among the Investors, the Company and certain others (the “Other Investors”) in connection with the Closing, the Investors have two demand registration rights for an underwritten offering, and all of the Investors and the Other Investors shall have customary “piggy-back” registration rights in both primary and secondary offerings (i.e., the Investors and the Other Investors have a right to participate in registrations initiated by the Company or other stockholders of the Company).

Item 5. Other Events.

         On March 15, 2002, the Company entered into the Purchase Agreement by and among the Company and the Investors. Pursuant to the Purchase Agreement, the Company will sell an aggregate of 8,474,576 shares of the Series G Preferred Stock and Warrants to purchase 1,800,000 shares of its Common Stock, at an exercise price of $2.36 per share, to the Investors for an aggregate purchase price of $20,000,000. The closing of the purchase of the Series G Preferred Stock and the Warrants will occur on March 25, 2002.

         The above is a summary of the principal terms of the Purchase Agreement and does not purport to explain all of the material terms of the transaction. YOU SHOULD READ THE PURCHASE AGREEMENT, WHICH IS FILED AS AN EXHIBIT TO THIS REPORT, FOR A MORE DETAILED UNDERSTANDING OF THE TERMS OF THE PURCHASE AGREEMENT. Also attached as Exhibit 3.1 to this report is the Certificate of the Powers, Designations, Preferences and Rights of the Series G Preferred Stock. Also attached as Exhibit 99.1 to this report is a press release issued on March 15, 2002 regarding the sale of the Series G Preferred Stock and the Warrants to the Investors. Also attached as Exhibit 99.2 to this report is a notice to stockholders mailed on March 15, 2002 to all stockholders of record of the Company regarding the sale of the Series G Preferred Stock and the Warrants to the Investors.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

         (c)  Exhibits.

3.1	Certificate of the Powers, Designations, Preferences and Rights of the Series G Preferred Stock.

10.1	Securities Purchase Agreement dated March 15, 2002 by and among the Company and the Investors.

99.1	Press Release issued by the Company on March 15, 2002.

99.2	Notice to Stockholders mailed by the Company on March 15, 2002.

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TICKETS.COM, INC. (Registrant)

Date: March 15, 2002	By /s/ Eric Bauer

Name: Eric Bauer Title: Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

3.1	Certificate of the Powers, Designations, Preferences and Rights of the Series G Preferred Stock.

10.1	Securities Purchase Agreement dated March 15, 2002 by and among the Company and the Investors.

99.1	Press Release issued by the Company on March 15, 2002.

99.2	Notice to Stockholders mailed by the Company on March 15, 2002.